REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a joint special meeting of shareholders was held at which the eleven Trustees identified below were elected (Proposal No. 1) and changes in, or the addition or elimination of, certain fundamental investment policies were approved (Proposal No. 2) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                                 FOR          WITHHELD              TOTAL
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TRUSTEES
Matthew P. Fink              60,724,194.278     1,121,293.027     61,845,487.305
Robert G. Galli              60,722,511.311     1,122,975.994     61,845,487.305
Phillip A. Griffiths         60,804,943.074     1,040,544.231     61,845,487.305
Mary F. Miller               60,741,884.791     1,103,602.514     61,845,487.305
Joel W. Motley               60,794,485.236     1,051,002.069     61,845,487.305
John V. Murphy               60,794,616.932     1,050,870.373     61,845,487.305
Kenneth A. Randall           60,741,201.567     1,104,285.738     61,845,487.305
Russell S. Reynolds, Jr.     60,737,167.293     1,108,320.012     61,845,487.305
Joseph M. Wikler             60,805,140.113     1,040,347.192     61,845,487.305
Peter I. Wold                60,802,496.488     1,042,990.817     61,845,487.305
Clayton K. Yeutter           60,704,331.070     1,141,156.235     61,845,487.305

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PROPOSAL NO. 2:

               FOR         AGAINST         ABSTAIN   BROKER NON-VOTE            TOTAL
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
To Approve a Modification to the Fund's Fundamental Investment Objective
2b: Concentration of Investments
    45,029,624.878   1,571,090.147   2,249,409.280    12,995,363.000   61,845,487.305
2c: Diversification of Investments
    44,901,044.710   1,685,105.968   2,263,973.627    12,995,363.000   61,845,487.305
2g: Investing in Other Investment Companies
    44,124,964.287   2,546,244.634   2,178,915.384    12,995,363.000   61,845,487.305
2i: Margin and Short Sales (purchases)
    43,272,575.508   3,224,526.429   2,353,022.368    12,995,363.000   61,845,487.305
2k: Real Estate and Commodities
    44,726,744.816   2,129,065.146   1,994,314.343    12,995,363.000   61,845,487.305
2l: Senior Securities
    44,940,016.721   1,611,561.080   2,298,546.504    12,995,363.000   61,845,487.305
2m: Underwriting
    44,454,220.468   2,041,896.653   2,354,007.184    12,995,363.000   61,845,487.305